Exhibit 107
Calculation of Filing Fee Table
Form F-3
(Form Type)
RIO TINTO FINANCE (USA) LIMITED
RIO TINTO FINANCE (USA) PLC
RIO TINTO FINANCE (USA) INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities
	Debt	Guarantees of Debt Securities(2)
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due
Carry Forward Securities
Carry Forward Securities	Debt	Debt Securities
	Debt	Guarantees of Debt Securities(2)
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due
(1)An indeterminate aggregate initial offering price or number of Debt Securities is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), the Registrant is deferring payment of all of the registration fee.
(2)Pursuant to Rule 457(n) under the Securities Act, no separate fee for the Guarantees is payable.